Exhibit 10.5

1986
ABBOTT LABORATORIES
MANAGEMENT INCENTIVE PLAN
(as amended and restated effective January 1, 2008)

SECTION 1

INTRODUCTION

1.1         BACKGROUND AND PURPOSES. This 1986 ABBOTT LABORATORIES MANAGEMENT INCENTIVE PLAN (the “Plan”) is a successor Plan to the 1961, 1971 and 1981 Management Incentive Plans (the “Predecessor Plans”). This Plan is being established by ABBOTT LABORATORIES (“Abbott”) for the following purposes:

(a)                                  To provide greater incentive for participants in the Plan to attain and maintain the highest standards of managerial performance by rewarding them for services rendered with compensation, in addition to their base salaries, in proportion to the success of Abbott and to the participants’ respective contribution to such success; and

(b)                                 To attract and retain in the employ of Abbott and its subsidiaries persons of outstanding competence.

1.2         EFFECTIVE DATE AND FISCAL YEAR. The Plan became effective as of January 1, 1986 and is hereby amended and restated as of January 1, 2008, in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”).  The term “fiscal year,” as used in this Plan, means the fiscal period from time to time employed by Abbott for the purpose of reporting earnings to shareholders.

1.3         ADMINISTRATION. The Plan will be administered by the Compensation Committee (the “Committee”) appointed by the Board of Directors of Abbott (the “Board of Directors”).

1.4         GRANDFATHERED AMOUNTS.  Notwithstanding anything in the Plan to the contrary, any amounts under the Plan that were earned and vested before January 1, 2005 (as determined in accordance with Code Section 409A) with respect to participants who retired before January 1, 2005 (“Grandfathered Amounts”) shall be subject to the terms and conditions of the Plan as administered and as in effect on December 31, 2004.  Amendments made to the Plan pursuant to this amendment and restatement or otherwise shall not affect the Grandfathered Amounts unless expressly provided for in the amendment.  The terms and conditions applicable to the Grandfathered Amounts are set forth in Exhibit A attached hereto.

SECTION 2

ELIGIBILITY AND PARTICIPATION

2.1         PERSONS ELIGIBLE FOR PARTICIPATION. Participation in the Plan will be limited to those Officers and managerial employees of Abbott and its subsidiaries who, from time to time, shall be selected as participants by the Committee.

2.2         PARTICIPANTS. The term “participant,” as used in the Plan, shall include both active participants and inactive participants.

2.3         ACTIVE PARTICIPANTS. For each fiscal year, there shall be a group of active participants which, except as provided below, shall not exceed forty-five persons and shall consist of those persons eligible for participation who shall have been designated as active participants and notified of that fact by the Committee.  If, as a result of the growth of Abbott and its subsidiaries or changes in Abbott’s organization, the Board of Directors deems it appropriate, the Board of Directors may, in its discretion, from time to time, increase the number of persons who may be designated as active participants for any fiscal year beyond the limit of forty-five persons provided for above. Selection as an active participant for any fiscal year shall not confer upon any person a right to be an active participant in any subsequent fiscal year, nor shall it confer upon him the right to receive any allocation under the Plan, other than amounts allocated to him by the Committee pursuant to the Plan, and all such allocations shall be subject to all of the terms and conditions of the Plan.

2.4         INACTIVE PARTICIPANTS. Inactive participants shall consist of those persons, including beneficiaries of deceased participants, if any, for whom an allocation shall have been made for a prior fiscal year under this Plan or a Predecessor Plan, the payment of which was deferred and remains unpaid. Status as an inactive participant shall not preclude a person from also being an active participant during any fiscal year.

SECTION 3

MANAGEMENT INCENTIVE PLAN FUND

3.1         BASE FOR MANAGEMENT INCENTIVE PLAN FUND. The “base earnings” for determining whether any portion of consolidated net income for any fiscal year may be allocated to the Management Incentive Plan Fund for such year shall be that amount of consolidated net income (as defined in subsection 3.2) which is equal to 15 percent of the Abbott Common Shareholder’s Equity for such fiscal year. For this purpose, “Abbott Common Shareholders’ Equity” for any fiscal year shall mean the Shareholders’ Investment, as reflected in the consolidated balance sheet of Abbott as of the close of the next preceding fiscal year, plus or minus such adjustments thereof as may be determined by the Committee in order to reflect:

(a)          The existence, issuance, sale, exchange, conversion or

retirement of any securities, other than common shares, of Abbott (whether involving preferred stock, debt, convertible preferred stock or convertible debt securities); and

(b)         The issuance or retirement of any common shares or any changes in accounting methods or period adopted by Abbott since the close of such next preceding fiscal year.

Any adjustments to be made in accordance with (a) and (b) above in determining Abbott Common Shareholders’ Equity for any fiscal year shall be determined by the Committee after consultation with Abbott’s independent auditors, and any determination made by the Committee after such consultation shall be conclusive upon all persons.

3.2         CONSOLIDATED NET INCOME. For the purposes of this Plan, for any fiscal year or period, the “consolidated net income” shall be the consolidated net income of Abbott and its subsidiaries, prepared in accordance with generally accepted accounting principles, consistently applied, after provision for any interest accrued with respect to such period on account of deferred payments under this Plan or a Predecessor Plan, but before allowances for any amount to be allocated to the Management Incentive Plan Fund, both net of applicable income taxes, and after such adjustments for the following, as may be determined by the Committee after consultation with Abbott’s independent auditors (all net of applicable income taxes):

(a)          The exclusion of any charges for amortization or goodwill arising out of acquisitions made for securities which, as a result of adjustments made in determining Abbott Common Shareholders’ Equity pursuant to subsection 3.1, are treated as common share equivalents; and

(b)         The exclusion of any interest on debt securities which are convertible into common shares of Abbott and which shall have been considered as common share equivalents in determining Abbott Common Shareholders’ Equity pursuant to subsection 3.1 hereof; and

(c)          The deduction of any dividend requirement for preferred shares which has not been considered as common share equivalents in determining Common Shareholders’ Equity pursuant to subsection 3.1 hereof.

In the sole discretion of the Committee there shall also be excluded in the calculation of “consolidated net income” unusual gains and losses and the tax effects thereof, changes in generally accepted accounting principles and the tax effects thereof and extraordinary gains and losses.

3.3         DETERMINATION OF MANAGEMENT INCENTIVE PLAN AMOUNT FOR ANY YEAR. For each fiscal year that consolidated net income exceeds base earnings, and as soon as practicable after ascertainment of that fact, the Committee shall determine a tentative amount as the Management Incentive Plan Amount for that year, which tentative amount shall not exceed the lesser of:

(a)          an amount which, when treated as an expense currently deductible for income tax purposes in such year, would cause a 5 percent reduction in such year’s excess of consolidated net income over the base earnings for such year; and

(b)         an amount which, when treated as an expense currently deductible for income tax purposes in such year, would cause a 1-1/2 percent reduction in such year’s consolidated net income; and

(c)          an amount which equals 200 percent of the aggregate base salaries of all active participants for such year.

For purposes of the Plan “base salary” means the amount of salary paid to each active participant by Abbott and its subsidiaries for such year plus the includible portion (as described below) of any “Eligible Restricted Stock Award,” as defined in Section 5-2 of the Abbott Laboratories Supplemental Pension Plan and does not include bonuses, other awards or any other compensation of any kind. The includible portion of a participant’s Eligible Restricted Stock Award shall be the portion of the participant’s Eligible Restricted Stock Award that is included in the participant’s final earnings under the Abbott Laboratories Supplemental Pension Plan for such year. Following determination of such tentative Management Incentive Plan Amount, the Committee shall report in writing the amount of such tentative amount to the Board of Directors. At the meeting of the Board of Directors coincident with or next following receipt by it of the Committee’s determination, the Board of Directors shall have the power to approve or reduce, but not to increase, the tentative amount reported to it by the Committee. The amount approved by the Board of Directors shall be the Management Incentive Plan Amount for such year.

3.4         THE MANAGEMENT INCENTIVE PLAN FUND. The Management Incentive Plan Fund at any time shall consist of an amount equal to the aggregate of the Management Incentive Plan Amounts established pursuant to subsection 3.3 of this Plan for all fiscal years during which this Plan shall have been operative, plus the amounts established as Management Incentive Plan Amounts for any prior fiscal year pursuant to a Predecessor Plan, reduced by an amount equal to the aggregate of the amounts of awards which shall have been allocated to participants in accordance with this Plan or a Predecessor Plan, and awards, or any other compensation of any kind.

SECTION 4

ALLOCATION OF MANAGEMENT INCENTIVE FUND

4.1         ANNUAL ALLOCATION OF MANAGEMENT INCENTIVE FUND. As soon as practicable after the close of each fiscal year, part or all of the amount then in the Management Incentive Plan Fund (including the Management Incentive Plan Amount for such fiscal year) will be allocated by the Committee among active participants in the Plan for such fiscal year, having due regard for the purposes for which the Plan was established, in the following manner and order:

(a)          First, if the Chairman of the Board of Abbott shall be an active participant for such year, the members of the Committee, other than the Chairman of the Board, shall determine the amount, if any, to be allocated to the Chairman of the Board from such Fund for such year; and

(b)         Next, all or a part of the balance of such Fund may be allocated among the active participants (other than the Chairman of the Board) for such year, in such amounts and proportions as the Committee shall determine provided, however, that the amount allocated to any active participant for any year shall not exceed 200 percent of such participant’s base salary for that year.

4.2         COMMITTEE’S DISCRETION IN ALLOCATIONS. In making any allocations in accordance with subsection 4.1 for any year, the discretion of the Committee shall be absolute, and no active participants for any year, by reason of their designation as such, shall be entitled to any particular amounts or any amount whatsoever.

SECTION 5

PAYMENT OF AMOUNTS ALLOCATED TO PARTICIPANTS

5.1         TIME OF PAYMENT. For fiscal years beginning after December 31, 1988, a participant shall direct the payment or deferral of an allocation made to him pursuant to subsection 4.1 at the time specified in subsection 5.2 (subject to such conditions relating to the right of the participant to receive payment of such amount as established by the Committee) by one or more of the following methods:

(a)          current payment in cash to the participant, which payment shall be made no later than the last day of the “applicable 2 ½ month period”, as such term is defined in Treasury Regulation § 1.409A-1(b)(4)(i)(A);

(b)         current payment of a portion in cash and deposited to a grantor trust (the “Grantor Trust”) established by the participant (in a form which the Committee determines is substantially similar to the trust in Exhibit B) and the balance paid to the participant approximately equal to the participant’s aggregate federal, state and local individual income and employment taxes (determined in accordance with subsection 6.7); provided that all payments or contributions to the Grantor Trust and participant contemplated by this subsection 5.1(b) shall be made no later than the last day of the “applicable 2 ½ month period”, as such term is defined in Treasury Regulation § 1.409A-1(b)(4)(i)(A); or

(c)          deferral of payment until such time and in such manner as determined in accordance with subsection 5.14.

5.2         TIME OF ELECTION.

(a)                                  A participant must make the election described in subsection 5.1 by filing it with the Committee or its delegate on or before December 31 of the year prior to the fiscal year during which the incentive compensation is earned under the Plan.

(b)                                 Notwithstanding the timing requirements described above, an individual who newly becomes eligible to participate in the Plan by being designated as a participant under subsection 2.1 (and who was not eligible to participate in any other plan that would be aggregated with the Plan under Treasury Regulation §1.409A-1(c)) may make the an initial deferral election described in subsection 5.1 by filing it with the Committee or its delegate within the thirty (30) day period immediately following the date he or she first is designated as participant, provided, that the compensation deferred pursuant to such election relates solely to services performed after the date of such election.  For this purpose, an election shall be deemed to apply to compensation paid for services performed after the election if the election applies to no more than the amount prescribed by Treasury Regulation §1.409A-2(a)(7)(i).

(c)                                  Any election described in subsection 5.1 shall be irrevocable for the fiscal year to which the election applies.

5.3         SEPARATE ACCOUNTS. The Committee shall establish accounts for participants who have made elections pursuant to subsection 5.1(b) or 5.1(c) as follows.

(a)          The Committee will maintain a “Deferred Account” in the name of each participant who has elected to defer payment of all or a portion of his or her MIP award under subsection 5.1(c).  The Deferred Account shall consist of allocations deferred according to subsection 5.1(c) and any adjustments made in accordance with subsection 5.4.

(b)         The Committee will maintain two separate Accounts, a “Pre-Tax Account” and an “After-Tax Account”, in the name of each participant who has elected to have a portion of his or her MIP award deposited in cash to a Grantor Trust according to subsection 5.1(b).  The Pre-Tax Account shall consist of the aggregate of all allocations contemplated by subsection 5.1(b), whether deposited to the participant’s Grantor Trust or made in cash to the participant, and any adjustments made in accordance with subsection 5.5.  The After-Tax Account shall consist of allocations deposited to the participant’s Grantor Trust in cash according to subsection 5.1(b) and any adjustments made in accordance with subsection 5.6.

5.4         ADJUSTMENT OF DEFERRED ACCOUNTS. As of the end of each fiscal year, each participant’s Deferred Account shall be adjusted by the Committee as follows:

(a)                                  FIRST, reduced by an amount equal to any distributions made to the participant during that year pursuant to subsections 5.14 or 5.15;

(b)                                 NEXT, increased by an amount equal to the allocation for that year that is deferred pursuant to subsection 5.1(c); and

(c)                                  FINALLY, increased by an amount equal to the interest earned for that year according to subsection 5.7.

5.5         ADJUSTMENT OF PRE-TAX ACCOUNTS. As of the end of each fiscal year, each participant’s Pre-Tax Account shall be adjusted by the Committee as follows:

(a)          FIRST, reduced, in any year in which the participant is entitled to receive a distribution from his or her Grantor Trust, by an amount equal to the distribution that would have been made to the participant if the aggregate amounts allocated according to subsection 5.1(b) had instead been deferred under subsection 5.1(c);

(b)         NEXT, increased by an amount equal to any allocation for that year that is paid to the participant (including the amount deposited in the participant’s Grantor Trust) according to subsection 5.1(b); and

(c)          FINALLY, increased by an amount equal to the interest earned for that year according to subsection 5.7.

5.6         ADJUSTMENT OF AFTER-TAX ACCOUNTS. As of the end of each fiscal year, each participant’s After-Tax Account shall be adjusted by the Committee as follows:

(a)          FIRST, reduced, in any year in which the participant is in receipt of a benefit distribution from his or her Grantor Trust, by an amount calculated as provided in subsection 5.19 which represents the distribution for such year;

(b)         NEXT, increased by an amount equal to the allocation for that year that is deposited in the participant’s Grantor Trust according to subsection 5.1(b); and

(c)          FINALLY, increased by an amount equal to the interest earned for that year according to subsection 5.7.

5.7         INTEREST ACCRUALS ON ACCOUNTS.

(a)          As of the end of each fiscal year, a participant’s Deferred Account or Pre-Tax Account, as applicable, shall be credited with interest (“Interest”) at the following rate:

(i)                                     the average of the “prime rate” of interest published by the Wall Street Journal (Mid-West Edition) or comparable successor quotation service on the first business day of January and the last business day of each month of the fiscal year;

(ii)         plus two hundred twenty-five (225) basis points.

(b)   As of the end of each fiscal year, a participant’s After-Tax Account shall be credited with the amount of Interest provided above, multiplied by (one minus the aggregate of the applicable federal, state and local individual income tax rates and employment tax rate, determined in accordance with subsection 6.7 (the “After-Tax Interest”)).

(c)   This Interest and After-Tax Interest, as applicable, shall be credited on the conditions established by the Committee, provided that any award allocation shall be considered to have been made and credited to a participant’s Account as of the first day of the fiscal year in which the award is made.

5.8   GUARANTEED RATE PAYMENTS. In addition to any allocation made to a participant for any fiscal year in accordance with subsection 5.1(b), Abbott shall also make a payment to a participant’s Grantor Trust (a “Guaranteed Rate Payment”) for each year in which the Grantor Trust is in effect.  The Guaranteed Rate Payment shall equal the excess, if any, of the participant’s Net Interest Accrual (as defined below) over the net earnings of the participant’s Grantor Trust for the year and shall be paid within the thirty (30) days beginning April 1 of the following fiscal year.  A participant’s Net Interest Accrual for the year is an amount equal to the After-Tax Interest credited to the participant’s After-Tax Account for that year in accordance with subsection 5.7.

5.9   GRANTOR TRUST ASSETS. Each participant’s Grantor Trust assets shall be invested solely in the instruments specified by investment guidelines established by the Committee.  Such investment guidelines, once established, may be changed by the Committee, provided that any change shall not take effect until the year following the year in which the change is made and provided further that the instruments specified shall be consistent with the provisions of subsection 3(b) of the form of Grantor Trust attached hereto as Exhibit B.

5.10         DESIGNATION OF BENEFICIARIES. Subject to the conditions and limitations set forth below, each participant, and after a participant’s death, each primary beneficiary designated by a participant in accordance with the provisions of this subsection 5.10, shall have the right from time to time to designate a primary beneficiary or beneficiaries and, successive or contingent beneficiary or beneficiaries to receive unpaid amounts from the participant’s Deferred Account under the Plan and the Predecessor Plans. Beneficiaries may be a natural person or persons or a fiduciary, such as a trustee of a trust or the legal representative of an estate. Any such designation shall take effect upon the death of the participant or such beneficiary, as the case may be, or in the case of any fiduciary beneficiary, upon the termination of all of its duties (other than the duty to dispose of the right to receive amounts remaining to be paid under the Plan or a Predecessor Plan). The conditions and limitations relating to the designation of beneficiaries are as follows:

(a)           A nonfiduciary beneficiary shall have the right to designate a further beneficiary or beneficiaries only if the original participant or the next preceding primary beneficiary, as the case may be, shall have expressly so provided in writing; and

(b)           A fiduciary beneficiary shall designate as a further beneficiary or beneficiaries only those persons or other fiduciaries who are entitled to receive the amounts payable from the participant’s account under the trust or estate of which it is a fiduciary.

Any beneficiary designation or grant of any power to any beneficiary under this subsection may be exercised only by an instrument in writing, executed by the person making the designation or granting such power and filed with the Secretary of Abbott during such person’s lifetime or prior to the termination of a fiduciary’s duties. If a deceased participant or a deceased nonfiduciary beneficiary who had the right to designate a beneficiary as provided above dies without having designated a further beneficiary, or if no beneficiary designated as provided above is living or qualified and acting, the Committee, in its discretion, may direct distribution of the amount remaining from time to time to either:

(iii)          any one or more or all of the next of kin (including the surviving spouse) of the participant or the deceased beneficiary, as the case may be, and in such proportions as the Committee determines; or

(iv)          the legal representative of the estate of the deceased participant or deceased beneficiary as the case may be.

5.11         STATUS OF BENEFICIARIES. Following a participant’s death, the participant’s beneficiary or beneficiaries will be considered and treated as an inactive participant for all purposes of this Plan.

5.12         NON-ASSIGNABILITY AND FACILITY OF PAYMENT. Amounts payable to participants and their beneficiaries under the Plan are not in any way subject to their debts and other obligations, and may not be voluntarily or involuntarily sold, transferred or assigned; provided that the preceding provisions of this subsection shall not be construed as restricting in any way a designation right granted to a beneficiary pursuant to the terms of subsection 5.10. When a participant or the beneficiary of a participant is under legal disability, or in the Committee’s opinion is in any way incapacitated so as to be unable to manage his or her financial affairs, the Committee may direct that payments shall be made to the participant’s or beneficiary’s legal representative, or to a relative or friend of the participant or beneficiary for the benefit of the participant or beneficiary, or the Committee may direct the payment or distribution for the benefit of the participant or beneficiary in any manner that the Committee determines.

5.13         PAYER OF AMOUNTS ALLOCATED TO PARTICIPANTS. Any amount allocated to a participant in the Plan and any interest credited thereto will be paid by the employer (or such employer’s successor) by whom the participant was employed during the fiscal year for which any amount was allocated, and for that purpose, if a participant shall have been employed by two or more employers during any fiscal year the amount allocated under this Plan for that year shall be an obligation of each of the respective employers in proportion to the respective amounts of base salary paid by each of them in that fiscal year.

5.14         MANNER OF PAYMENT OF DEFERRED ACCOUNTS. Subject to subsection 5.15, a participant shall elect to receive payment of his Deferred Account in substantially equal annual installments over a minimum period of ten years, or a longer period, at the time of his deferral election under subsection 5.1(c).  Payment of a participant’s Deferred Account shall commence on the first business day of January of the year following the year in which the participant incurs a termination of employment.

5.15         PAYMENTS UPON TERMINATION FOLLOWING CHANGE IN CONTROL.  Notwithstanding any other provision of the Plan or the provisions of any award made under the Plan, if a participant incurs a termination of employment with Abbott and its subsidiaries for any reason within two (2) years following the date of a Change in Control, provided that the event constituting a Change in Control is also a “change in control event”, as such term is defined in Treasury Regulation § 1.409A-3(i)(5): (a) with respect to a participant whose allocations under the Plan are deferred in accordance with subsection 5.1(c), the aggregate unpaid balance of the participant’s Deferred Account shall be paid to such participant in a lump sum within thirty (30) days following the date of such termination of employment, and (b) with respect to a participant whose allocations under the Plan are made pursuant to subsection 5.1(b), (i) the aggregate of the participant’s unpaid allocation under subsection 5.1(b) (if any) for the fiscal year in which the termination occurs and (ii) a pro rata portion of the unpaid Guaranteed Rate Payment under subsection 5.8 attributable to the portion of the year elapsed prior to the date of termination, shall be paid to such participant’s Grantor Trust in a lump sum within thirty (30) days following the date of such termination of employment.

5.16         CHANGE IN CONTROL. A “Change in Control” shall be deemed to have occurred on the earliest of the following dates:

(a)           the date any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Abbott (not including in the securities beneficially owned by such Person any securities acquired directly from Abbott or its Affiliates) representing 20% or more of the combined voting power of Abbott’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below; or

(b)           the date the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Abbott) whose appointment or election by the Board of Directors or nomination for election by Abbott’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(c)           the date on which there is consummated a merger or consolidation of Abbott or any direct or indirect subsidiary of Abbott with any other corporation or other entity, other than (i) a merger or consolidation (A) immediately following which the individuals who comprise the Board of Directors immediately prior thereto constitute at least a majority of the Board of Directors of Abbott, the entity surviving such merger or consolidation or, if Abbott or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof and (B) which results in the voting securities of Abbott outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Abbott or any subsidiary of Abbott, at least 50% of the combined voting power of the securities of Abbott or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of Abbott (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Abbott (not including in the securities Beneficially Owned by such Person any securities acquired directly from Abbott or its Affiliates) representing 20% or more of the combined voting power of Abbott’s then outstanding securities; or

(d)           the date the shareholders of Abbott approve a plan of complete liquidation or dissolution of Abbott or there is consummated an agreement for the sale or disposition by Abbott of all or substantially all of Abbott’s assets, other than a sale or disposition by Abbott of all or substantially all of Abbott’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Abbott, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Abbott or any subsidiary of Abbott, in substantially the same proportions as their ownership of Abbott immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Abbott immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Abbott immediately following such transaction or series of transactions.

For purposes of this Plan: “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act; “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act; “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time; and “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Abbott or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Abbott or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of Abbott in substantially the same proportions as their ownership of stock of Abbott.

5.17         POTENTIAL CHANGE IN CONTROL. A “Potential Change in Control” shall exist during any period in which the circumstances described in paragraphs (a), (b), (c) or (d), below, exist (provided, however, that a Potential Change in Control shall cease to exist not later than the occurrence of a Change in Control):

(a)           Abbott enters into an agreement, the consummation of which would result in the occurrence of a Change in Control, provided that a Potential Change in Control described in this paragraph (a) shall cease to exist upon the expiration or other termination of all such agreements.

(b)           Any Person (without regard to the exclusions set forth in subsections (i) through (iv) of such definition) publicly announces an intention to take or to consider taking actions the consummation of which would constitute a Change in Control; provided that a Potential Change in Control described in this paragraph (b) shall cease to exist upon the withdrawal of such intention, or upon a determination by the Board of Directors that there is no reasonable chance that such actions would be consummated.

(c)           Any Person becomes the Beneficial Owner, directly or indirectly, of securities of Abbott representing 10% or more of either the then outstanding shares of common stock of Abbott or the combined voting power of Abbott’s then outstanding securities (not including any securities beneficially owned by such Person which are or were acquired directly from Abbott or its Affiliates).

(d)           The Board of Directors adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control exists; provided that a Potential Change in Control described in this paragraph (d) shall cease to exist upon a determination by the Board of Directors that the reasons that gave rise to the resolution providing for the existence of a Potential Change in Control have expired or no longer exist.

5.18         PROHIBITION AGAINST AMENDMENT. The provisions of subsections 5.15, 5.16, 5.17 and this subsection 5.18 may not be amended or deleted, nor superseded by any other provision of this Plan, (i) during the pendency of a Potential Change in Control and (ii) during the period beginning on the date of a Change in Control and ending on the date five (5) years following such Change in Control.

5.19         ADMINISTRATOR’S CALCULATION OF GRANTOR TRUST DISTRIBUTIONS. The Administrator shall calculate the amount to be distributed from a participant’s Grantor Trust in any year in which the participant is entitled to a benefit distribution by multiplying (i) the amount of the reduction determined in accordance with subsection 5.5(a), by (ii) a fraction, the numerator of which is the balance in the participant’s After-Tax Account as of the end of the prior fiscal year and the denominator of which is the balance of the participant’s Pre-Tax Account as of that same date.

SECTION 6

MISCELLANEOUS

6.1   RULES. The Committee may establish such rules and regulations as it may consider necessary or desirable for the effective and efficient administration of the Plan.

6.2   MANNER OF ACTION BY COMMITTEE. A majority of the members of the Committee qualified to act on any particular question may act by meeting or by writing signed without meeting, and may execute any instrument or document required or delegate to one of its members authority to sign. The Committee from time to time may delegate the performance of certain ministerial functions in connection with the Plan, such as the keeping of records, to such person or persons as the Committee may select. Except as otherwise expressly provided in the Plan, the costs of administration of the Plan will be paid by Abbott. Any notice required to be given to, or any document required to be filed with the Committee, will be properly given or filed if mailed or delivered in writing to the Secretary of Abbott.

6.3   RELIANCE UPON ADVICE. The Board of Directors and the Committee may rely upon any information or advice furnished to it by any Officer of Abbott or by Abbott’s independent auditors, or other consultants, and shall be fully protected in relying upon such information or advice. No member of the Board of Directors or the Committee shall be liable for any act or failure to act on their part, excepting only any acts done or omitted to be done in bad faith, nor shall they be liable for any act or failure to act of any other member.

6.4   TAXES. Any employer shall be entitled, if necessary or desirable, to pay, or withhold the amount of any federal, state or local tax, attributable to any amounts payable by it under the Plan after giving the person entitled to receive such amount notice as far in advance as practicable, and may require payment or indemnification from the participant in an amount necessary to satisfy such taxes prior to remitting such taxes.

6.5   RIGHTS OF PARTICIPANTS. Employment rights of participants with Abbott and its subsidiaries shall not be enlarged or affected by reason of establishment of or inclusion as a participant in the Plan. Nothing contained in the Plan shall require Abbott or any subsidiary to segregate or earmark any assets, funds or property for the purpose of payment of any amounts which may have been deferred. The Deferred Account, Pre-Tax Account and After-Tax Account with respect to any participant established pursuant to subsection 5.2 are for the convenience of the administration of the Plan and no trust relationship with respect to such Accounts is intended or should be implied. Participant’s rights shall be limited to payment to them at the time or times and in such amounts as are contemplated by the Plan. Any decision made by the Board of Directors or the Committee, which is within the sole and uncontrolled discretion of either, shall be conclusive and binding upon the other and upon all other persons whomsoever.

6.6   TAX GROSS UP. In addition to the allocations provided under subsection 4.1, each participant who has established a Grantor Trust (or, if the participant is deceased, the beneficiary designated under the participant’s Grantor Trust) shall be entitled to a Tax Gross Up payment for each year in which the Grantor Trust is in effect.  The “Tax Gross Up” shall equal: (a) the amount necessary to compensate the participant (or beneficiary) for the net increase in the participant’s (or beneficiary’s) federal, state and local income taxes as a result of the inclusion in his or her taxable income of the income of the participant’s Grantor Trust and any Guaranteed Rate Payment for that year; plus (b) an amount necessary to compensate the participant (or beneficiary) for the net increase in the taxes described in (a) above as a result of the inclusion in his or her taxable income of any payment made pursuant to this subsection 6.6. Payment of the Tax Gross Up shall be made by the employers (in such proportions as Abbott shall designate) directly from their general corporate assets, no later than the end of the calendar year in which the participant remits the related taxes.

6.7   INCOME TAX ASSUMPTIONS. For purposes of Sections 5 and 6, a participant’s federal income tax rate shall be deemed to be the highest marginal rate of federal income individual tax in effect in the calendar year in which a calculation under those Sections is to be made, and state and local tax rates shall be deemed to be the highest marginal rates of individual income tax in effect in the state and locality of the participant’s residence on the date such a calculation is made, net of any federal tax benefits without a benefit for any net capital losses. For purposes of Sections 5 and 6, a participant’s employment tax rate shall be deemed to be the highest marginal rate of Federal Insurance Contributions Act tax in effect in the calendar year in which a calculation under that Section is to be made.

6.8   SECTION 409A.  To the extent applicable, it is intended that the Plan comply with the provisions of Code Section 409A.  The Plan will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Plan to fail to satisfy Code Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Code Section 409A).  Notwithstanding anything contained herein to the contrary, for all purposes of the Plan, a participant shall not be deemed to have had a termination of employment until the participant has incurred a separation from service as defined in Treasury Regulation §1.409A-1(h) and, to the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A and applicable guidance issued thereunder, payment of the amounts payable under the Plan that would otherwise be payable during the six-month period after the date of termination shall instead be paid on the first business day after the expiration of such six-month period, plus interest thereon, at a rate equal to the rate specified in subsection 5.7 (to the extent that such interest is not already provided to the participant under subsection 5.6), from the respective dates on which such amounts would otherwise have been paid until the actual date of payment.  In addition, for purposes of the Plan, each amount to be paid and each installment payment shall be construed as a separate identified payment for purposes of Code Section 409A.

SECTION 7

AMENDMENT, TERMINATION AND CHANGE OF
CONDITIONS RELATING TO PAYMENTS

7.1   AMENDMENT AND TERMINATION. The Plan will be effective from its effective date until terminated by the Board of Directors. During the fifth year after the Plan’s effective date and during every fifth year thereafter, the Committee may recommend to the Board of Directors whether the Plan should be amended or terminated. The Board of Directors reserves the right to amend the Plan from time to time and to terminate the Plan at any time, except that no such amendment or any termination of the Plan shall reduce any fixed or contingent obligations which shall have arisen under the Plan prior to the date of such amendment or termination, or change the terms and conditions of payment of any allocation theretofore made without the consent of the participant concerned.

7.2   CHANGE OF CONDITIONS RELATING TO PAYMENTS.  No change to the time or payment or the time of commencement of payment and any period over which payment shall be made shall be effected except in strict compliance with the subsequent election requirements of Treasury Regulation § 1.409A-2(b) to the extent subject thereto.

Exhibit A

1986

ABBOTT LABORATORIES

MANAGEMENT INCENTIVE PLAN

[The 1986 Abbott Laboratories Management Incentive Plan, as amended, as filed as Exhibit 10.5 to the Abbott Laboratories Quarterly Report for the quarter ended June 30, 2003 on Form 10-Q.]